                                                                       Exhibit 5



April 26, 2000


TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124

Re: 2000 TRW Long-Term Incentive Plan

Ladies and Gentlemen:

As General Counsel of TRW Inc. ("TRW"), I am delivering this opinion in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission to register 6,093,120 shares of common stock of TRW, par value $0.625 per share ("Shares"), that may be issued by TRW from time to time in accordance with the terms of the 2000 TRW Long-Term Incentive Plan (the "Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

I am familiar with the Plan; the proceedings taken by TRW in connection with the adoption of the Plan; the proposed issuance and sale of Shares; the Registration Statement; and the resolutions of the Directors of TRW relating to the filing of the Registration Statement. I am also familiar with TRW's Amended Articles of Incorporation and Amended Regulations, and I have examined or caused to be examined such other records, documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion that, when acquired by the Plan participants in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement, in the Plan documents prepared pursuant to the requirements of Part I of Form S-8, and in any amendments to the foregoing.

                                            Sincerely,

                                            /s/ William B. Lawrence